Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the following Registration Statements filed by Rand Worldwide, Inc. of our report dated September 28, 2012 with respect to the consolidated financial statements and schedules of Rand Worldwide, Inc., which appears in this Annual Report of Rand Worldwide, Inc. on Form 10-K for the year ended June 30, 2012:

Registration Statements on Form S-8:

FILE NUMBER	NAME

333-131721 (which incorporates by reference Registration Statement on Form S-8, File No. 333-107017)	Amended Restricted Stock Award Plan
333-147823 (which incorporates by reference Registration Statements on Form S-8, File Nos. 333-14429, 333-56079, 333-85939, and 333-117195)	Amended Employee Stock Purchase Plan
333-178693 (which incorporates by reference Registration Statement on Form S-8, File No. 333-108354)	Amended 2002 Stock Option Plan

/s/ Stegman & Company

Baltimore, Maryland

September 28, 2012